EXHIBIT 16.1

October 6, 2009

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC  20549

Re:  HydroDynex, Inc.

        Commission File Number 000-53506

Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form 8-K dated October 6, 2009 with the following exception:

  1.

We are not in a position to agree or disagree that HydroDynex, Inc. has appointed the firm of Li & Company, PC to serve as registered independent public accountants of the Company for the fiscal year ended June 30, 2009.

Our independent auditor’s report on the financial statements of HydroDynex, Inc. for the years ended June 30, 2008 and 2007, and for the period from May 12, 2006 (Inception) to June 30, 2008 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles, or uncertainties other than the ability to continue as a going concern.

There were no disagreements with HydroDynex, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Sincerely,

/s/Williams & Webster, P.S.

Williams & Webster, P.S.

Certified Public Accountants

Spokane, Washington